Exhibit 99.1

The Mosaic Company

Moderator:    Laura Gagnon
October 31, 2017
8:00 a.m. CT

Operator:	This is conference # 88530522.

Operator:
Good morning, ladies and gentlemen. Welcome to The Mosaic Company’s Third Quarter 2017 Earnings conference call. At this time, all participants have been placed in a listen only mode. After the company completes their prepared remarks, the lines will be open to take your questions. Your host for today's call is Laura Gagnon, Vice President, Investor Relations of The Mosaic Company. Miss Gagnon, you may begin.

Laura Gagnon:
Thank you. Welcome to our third quarter 2017 earnings call. Presenting today will be Joc O'Rourke, President and Chief Executive Officer; and Rich Mack, Executive Vice President and Chief Financial Officer. We also have other members of the senior leadership team available to answer your questions after our prepared remarks. The presentation slides we are using during the call are available on our website at mosaicco.com.

We will be making forward-looking statements during this conference call. The statements include, but are not limited to, statements about future financial and operating results. They are based on management's beliefs and expectations as of today's date and are subject to significant risks and uncertainties. Actual results may differ materially from projected results.

Factors that could cause actual results to differ materially from those in the forward-looking statements are included in our press release issued this morning and in our reports filed with the Securities and Exchange Commission. Now I'd like to turn the call over to Joc.

Joc O’Rourke:
Good morning. Thank you for joining our third quarter earnings discussion. Our business performed well in the third quarter, notwithstanding the impacts of Hurricane Irma on our phosphates operations. Potash and Phosphates sales volumes remained strong, driven by continuing strong global demand, and our margins improved as a result of lower production costs. For the quarter, Mosaic earned $0.65 per share, including a benefit of $0.22 from notable items.

Rich will add additional commentary and review our third quarter financial performance and fourth quarter guidance. So let me start off by focusing on some significant actions being taken by Mosaic. We are implementing a number of important decisions to improve Mosaic's profitability and cash flow. Simply put, we are taking actions to make this company as competitive as it can be in any business environment.

Our primary focus areas are, first, we intend to transform our phosphate business as we continue to leverage our global leadership position and focus on improving our profitability as new capacity comes online.

Second, we are executing our plans to build our new shafts at Esterhazy's K3, driving costs lower and ultimately, eliminating brine management costs in our Potash business unit; third, we are planning to implement significant synergy and operational improvements in our fully integrated operations in Brazil after our pending Vale Fertilizantes acquisition closes.

We believe these actions, combined with the dividend reduction, will allow us to achieve our long-term balance sheet targets by the end of 2020. I'll provide some detail on each of these starting with the Phosphates business where we are taking action to optimize our asset portfolio. We have decided to idle our Plant City, Florida concentrate plant effective as of the end of 2017 for a period of at least one year.

Plant City has a capacity to produce up to 2 million tonnes of finished phosphate products on an annual basis. This decision is similar to the moves we made to optimize our Potash assets a couple of years ago. Those moves had the desired impact of lowering overall business unit production costs, reducing capital requirements and making Mosaic more competitive in the global marketplace.

We are making the move in Florida for several reasons. First, Plant City is the highest-cost facility amongst our Florida operations and it requires a disproportionate amount of sustaining capital each year. As a consequence of idling Plant City, we will be able to optimize our future capital investments, and we can increase production at our most efficient Florida operations to offset a material portion of Plant City's output should the market need more tonnes.

We expect that idling the plant will improve our Phosphates' gross margin rate. Second, this move demonstrates the benefits of our global footprint. We will continue to deliver to our global customers, and we'll do so with a lower cost profile. As our Ma’aden joint venture ramps up, we will be able to serve our distribution business and other Indian customers more effectively from a logistical perspective while generating higher margins.

Additionally, we will focus our U.S. production on our customers in the Americas where we have a logistical advantage. We are idling Plant City rather than permanently closing it because we want to preserve the optionality to recommence our production when market conditions warrant it. We continue to believe that the supply and demand scenario for phosphates is constructive, with demand growth essentially absorbing new supply additions.

Next, our Potash expansion at K3 is expected to begin producing tonnes next summer and that will give us opportunities to further reduce our Potash operating costs. The project remains on schedule and on budget. We are currently constructing the conveyor belt to deliver ore to the existing K2 mills, and we are lowering mining machines into the potash seam, which is in the early stages of being built out for mining activities.

Over time, we expect K3 to be among the lowest-cost potash mines in the world, and it will allow us the additional benefit of eliminating brine management expenses that have historically been $150 million a year.

In South America, as we move closer to completing our acquisition of Vale Fertilizantes, we believe we will have substantial opportunity to drive costs lower and improve the operating performance of Mosaic's combined business in Brazil and Peru, our sizable distribution assets, the Miski Mayo joint venture and the upstream mining and production assets of Vale Fertilizantes.

We are preparing to transform the business, which will drive substantial cash flow benefits beyond the synergies that we originally announced. Specifically, we expect to achieve at least $125 million in synergies, an additional $150 million in productivity improvements and at least $25 million in cash tax savings on an annual basis by 2020. We believe we can deliver $100 million in cash flow benefits in 2018 alone, on top of organic business performance.

We have plans to achieve these targets spanning the entire value chain, focusing on operational efficiencies, our commercial strategy, raw material sourcing, procurement and other savings categories. We remain encouraged by the long-term promise of the acquisition, which will bring us high-quality assets that are ideally situated to serve the very strong Brazilian agricultural market. Finally, we are making additional moves to strengthen our balance sheet and preserve cash.

In the near term, we intend to pay down debt to return to our targeted long-term net debt-to-EBITDA ratio of roughly 2.5x. As a result, we have reduced our annual targeted dividend to $0.10 per share. This move will save us approximately $200 million per year. We continually analyze all of our uses of capital in light of business conditions.

Once we have returned to our target balance sheet ratios, we will revisit our dividend from this base. Our asset optimization review is ongoing, and you can expect that we will make additional decisions that make sense to maximize our operating efficiency and improve our profitability and competitiveness even as market conditions continue to improve. With that, I will turn the call over to Rich Mack for his commentary, including the third quarter and market conditions. Rich?

Rich Mack:
Thank you, Joc, and good morning to you all. As Joc noted, our business performed well in the third quarter. I'll start with the Phosphates segment. Global demand remained strong as farmers seek to replace nutrients removed from the soil by large crops in most of the key growing regions of the world. Margins have been stable with the expectation of additional supply helping meet high demand.

As we previously announced, Hurricane Irma impacted our phosphate operations in Florida. The combined effect of lost production time and damaged product resulted in approximately 220,000 tonnes of lost sales during the quarter. The storm tempered what was otherwise a very strong operating quarter for that business unit.

In fact, for the first two months of the quarter, as you can see on the slide, the business operated at a gross margin rate of approximately 12 percent. The cost impact from the hurricane during the month of September was approximately $35 million, with $26 million being realized in the third quarter, bringing down our gross margin rate for the quarter to 9 percent.

I would note that our Phosphates team did a heck of a job in preparing for and dealing with the challenges that presented themselves during this period, which resulted in about a week's worth of downtime in our plants. I want to highlight the performance of our premium MicroEssentials product. Our MicroEssentials sales volumes are expected to reach another record this year, approximately 3 million tons. And the margin compression we saw earlier in the year as expected proved to be transitory.

So with respect to Phosphates, we are seeing improvements, and we expect the actions Joc described to drive further margin improvements in the future, keeping in mind some of the near-term expenses that need to be incurred to effect these changes.

Turning to the fourth quarter. We expect phosphate shipping volumes to be in the range of 2.3 million to 2.6 million tonnes, and we expect prices to be in the range of $320 to $350 per tonne. Our gross margin rate for the business is expected to be in the upper single digits, including the estimated $9 million negative impact from Hurricane Irma, which will flow through inventory costs in the fourth quarter.

During our last quarterly call, we reminded you that our ammonia supply contract with CF Industries takes effect this year. At the current market price of natural gas, we expect to pay approximately $330 per tonne FOB Louisiana, and we plan to take about 200,000 tonnes of ammonia in the fourth quarter of 2017. These purchases will flow through our reported gross margins with about a 1-quarter delay, just like our other ammonia purchases.

While the contract is underwater now, it was intended to generate shared producer economics over time, which remains our expectation. The contract provides us with reliable ammonia supply and protects us from volatility in nitrogen prices.

Turning to the Potash segment. We continue to generate respectable margins as a result of well-managed costs in improving price realization.

Global potash demand remains strong as evidenced by the fact that many of the world's largest suppliers, including Canpotex, are essentially sold-out through the remainder of 2017 according to published reports. For the quarter, our sales volumes and prices came in near the top end of our guidance ranges, and the business generated a gross margin rate of 21 percent. I want to emphasize the tremendous progress we have made on costs in this business.

We took down higher-cost production several years ago and to be sure, this has had a real impact. But we have also made a wide range of innovative operational improvements, and that is a testament to the hard work and creative thinking across our Potash team. We look forward to applying a similar playbook to our Phosphates business.

During the quarter, we also recorded a $10 million charge comprised of a $40 million royalty expense partially offset by a $30 million Canadian resource tax benefit highlighted in the notable items table related to an expected Canadian royalty resolution.

The net cash impact is positive since we overpaid the province to avoid penalties, and we will be collecting approximately $20 million in refunds in connection with the resolution of the matter. MOP cash costs per tonne were $101 and included $21 per tonne of expense for the royalty resolution and $15 per tonne of cash brine management expenses.

For the fourth quarter, we expect Potash sales volumes to be in the range of 1.9 million to 2.2 million tonnes, and we expect prices to be in the range of $175 to $195 per tonne. The gross margin rate is expected to decline to the upper teens as a result of a higher proportion of higher-cost Colonsay product flowing through the P&L during the quarter and, as a reminder, we made the decision to push out our Esterhazy turnaround to the fourth quarter earlier this year.

In the International Distribution segment, our volumes and margins were at or above the high end of our guidance range, with third quarter being the seasonal peak for Brazil. We expect good performance in the fourth quarter in line with normal seasonal patterns. Sales volumes are expected to be in the range of 1.5 million to 1.8 million tonnes, and we expect a gross margin per tonne of approximately $20.

Moving on to full year guidance. We are further reducing SG&A and brine management expenses as a result of our ongoing focus on cost management. Other changes to full year estimates can be seen on the slide. In addition, after quarter-end, we completed a lease finance transaction for the ammonia barge, which resulted in a cash benefit of approximately $200 million.

I also wanted to specifically address the underperformance of Vale Fertilizantes for the first nine months of 2017 and how Mosaic is viewing this challenge. Clearly, neither Mosaic nor Vale is happy with the reported results for an operation which historically has delivered significantly better performance. While there has been some turbulence in the phosphate sector in 2017, we absolutely believe that this business is strategically core to Mosaic, and we are optimistic about its future, especially when viewed through the medium- to long-term lens.

We engage in a global business that has been and likely will always be subject to cyclicality, and we don't believe that 2017 should be viewed as an indicative year for this business. I can provide some examples. For instance, there are several unusual items impacting Vale Fertilizantes' results, including major movement in the Brazilian real, flooding at Miski Mayo, a plant fire at Uberaba, incentive compensation expenses tied to the iron ore performance, which obviously is faring better than fertilizer, and operational costs that had been materially higher this year that should be transitory in nature.

We believe that this base business being acquired should generate approximately $300 million in the annual EBITDA when viewed on a through-cycle basis prior to synergy capture and operational savings. The fact of the matter is that Mosaic is in the business of producing and selling fertilizer. And Vale is in the business of running a successful iron ore business.

We intend to approach the integration and roll-up of Vale Fertilizantes with an appropriate sense of urgency and apply Mosaic's operational model to accelerate business performance. Since we announced this transaction in December, we have been working diligently with world-class integration and consulting firms to identify and prioritize actions that we can implement that are expected to drive significant positive financial improvements to this acquired business.

Finally, I would like to reiterate Joc's message regarding the strategic moves we announced today. We are making these difficult decisions that have real impacts on many of our employees to make Mosaic as competitive as it can be regardless of where we are at in the cycle, and part of that is improving our cash flow and reducing leverage.

These moves will lead us to meaningful improvements in our financial performance and cash flow, which in turn, will help us achieve our long-term capital management objectives. With that, I'll turn the call back over to Joc for his closing thoughts. Joc?

Joc O’Rourke:	Thank you, Rich. Mosaic is taking action to ensure we succeed across the cycle. We understand that efficient operations are essential to Mosaic's ability to generate long-term shareholder returns.

I want to be clear. We are focused on enhancing Mosaic's profitability and competitiveness while preserving our ability to benefit from long-term market improvements, and we continue to expect markets to improve over time. The future for this industry and our company remains very bright, and we expect to win and grow now and as conditions improve. Thank you. And with that, we will take your questions. Operator?

Operator:
Ladies and gentlemen, at this time, if you would like to ask a question, please press star then the number one on your telephone keypad. Your first question comes from the line of Adam Samuelson with Goldman Sachs.

Adam Samuelson:
Yes. Thanks, good morning everyone. A lot of strategic actions announced this morning. Wondering if you could provide a little bit of thought relative to your Analyst Day in April and how the environment has changed, that you're now looking at the phosphate operational capability differently, the dividend differently, the opportunities for restructuring of your existing Brazilian business differently and maybe, I think, based on the phosphate and Brazil restructurings, the cash costs associated with the actions. Thank you.

Joc O’Rourke:
Thanks, Adam. Look, let's go through this, I guess, one at a time. But clearly, our thinking on Brazil has moved forward, particularly since we've got CADE approval for our project and now that we know a lot more about what we're going to see there.

So as we look at that, we still believe in the strategic benefits of this project, but we also know that we can find some significant synergies that we -- that weren't available to us or weren't obvious to us as we looked at this from a higher level. So in Brazil, our expectations and drive is to always make the most of this business that we can.

And we think over the long term, this is it still a great strategic move. In terms of phosphates, yes, we have looked at the phosphates and looked at how new production is coming online. We've looked at how we play in the market, and we're really using the same playbook as we used in potash a number of years ago, which is improve your overall margins of your business such that you are more competitive in any stage of the market.

In terms of the dividend, we've always had a stated goal of a 2.5x debt-to-EBITDA ratio. By taking this action today, we're ensuring that we can get to our stated credit metrics under any set of market conditions. I'm going to let Rich make another couple of comments.

Rich Mack:
Thanks, Joc, and Happy Halloween, Adam. I think Joc covered it. I would simply add, I think in comparing us to today versus April, I would say, it's being a market leader and being proactive in responding to the current market environment. And so I think that Mosaic has had a track record of taking tough decisions when needed, and we believe that the transformational actions that we're talking about today are going to have a very positive impact in the marketplace.

Operator:	Your next question comes from the line of Vincent Andrews with Morgan Stanley.

Vincent Andrews:
Thank you and Happy Halloween to everyone as well. Just a question or follow-up on the Brazil activities. Often times, after a transaction is closed, the company comes back and once they've had access to more information, they have -- they upsize synergies and so forth. So just curious what -- if you can give us some detail on what sort of the underground works there that you did that got you to those higher synergies and to the improving, I guess, the $150 million as a working capital benefit.

So if you could just help us understand sort of the boots on the ground stuff that you did. And then I guess also, is there upside potentially once you actually have a full look at the books on the other side of the deal closed. Thanks.

Joc O’Rourke:
Sure, Vincent. Let me look at this from a high-level to start with. There's really a couple of buckets. There's your traditional synergies and then what we're calling operational improvements. And some of those -- I'm going to give you some actual examples because I think that really helps set the stage of what those are. So from a synergy perspective, you have all the normal synergies that we would expect, SG&A and others.

But some of the ones that people may not think about, for instance, truck freight, we spend probably $0.5 billion in Brazil in the combined business on freight and that will -- we expected by working on lower freight rates of the combined business and utilizing backhauls, we can save about $8 million, likewise on rails. The Mosaic distribution system will now have access to the Tiplam port and the VLI rail system. We can save $12 million there, raw materials, sulfur, ammonia and limestone.

By combining our two companies buying power, there's about $12 million. So there's some real substantial areas of improvements Vale Fertilizantes has already gone through. And to give them their credit, our procurement strategy for 2017 that will yield us $14 million a year next year. They've gone through increasing the size of their trucks, which will yield them about $7.5 million next year.

So when you add these up, the normal synergies added to the SG&A, we're very comfortable with our $125 million number. The $150 million number is going to take us a little longer to get because those are the operational improvements that we believe we can make. And to get there, what we've done is we have benchmarked our existing businesses and other businesses in the area and said, "What level of efficiencies can we achieve?"

And we looked at this area by area in a great amount of detail. I was just in Brazil on Challenge Sessions for all of these last week, and I think Rick and his teams have a very comprehensive answer to how we're going to get to those numbers. So, Vincent, as you say, likely there's more, but we're committed to where we're at. And let me give Rich some time to give you some more color to that as well.

Rich Mack:
Right. And Vincent, I think you're asking a very good question for context than -- and so when you set these synergy targets, you're doing it with a limited amount of due diligence as you're signing up the transaction. And what's happened during the course of 2017 is we have had a -- an ability to have hands-on access to a lot of additional information, particularly after we got antitrust approval, which was only in August.

And so we've had some very in-depth work with consulting firms that have identified the operational transformation that Joc highlighted. And obviously, there is a lot of opportunity on the external spend amount. And so, you're right. Normally, you would close a transaction and come out with numbers, but with the underperformance of this business in 2017, we thought it was important to try to put a little bit of context on how we're viewing it for today's call.

Joc O’Rourke:
The other thing just to note on all of what was just mentioned, very little of that requires investment to get there. There will be obviously some offsetting costs, but they won't be as great as you might have expected in other situations.

Operator:	Your next question comes from the line of Andrew Wong with RBC Capital Markets.

Andrew Wong:
Hi. Good morning. Thanks for having me on the call. So with the Esterhazy K3 expansion set to come online next year and your role as trying to be a market leader, would you consider doing something similar on the Potash front, similar to what you did at Plant City like idling Colonsay, for example? Thanks.

Joc O’Rourke:
Thanks, Andrew. Let me answer that this way. We are constantly looking at how we can best deliver the most economic product to our customers that we can. As such, we are constantly assessing not only our efficiency but our overall footprint and how that's effective.

So we have done this in the past, and I think you can assume that we will take similar leadership steps when the time comes to look at it in the future. As you're well aware, we've already shut down both Hershey and Carlsbad MOP, and those types of action show that we're willing to take the actions required to operate for margins not for necessarily just tonnage.

Operator:	Your next question comes from the line of Jonas Oxgaard with Bernstein.

Jonas Oxgaard:
Happy Halloween, guys. A question on your rock strategy. So you're closing -- or idling Plant City. Presumably, that means you need less rock. Are you planning on idling some of the production in Florida? Or are you cutting down imports from overseas? Or how are you thinking about this long term?

Joc O’Rourke:
Thanks, Jonas. Happy Halloween to you as well. So our rock strategy is a little bit influx right now, and I don't want to be indirect, but we need -- certainly, we need less rock and there is an implication to that at least over the next year. But recognize that in the next couple of years, we will have to move from our existing mining areas to what is the Ona deposits, so either the South Pasture extension or the Four Corners extension.

These two moves will require us to have new rock sources in the future as the existing South Fort Meade mine runs down. So to get there today, we'll probably build up a little bit of inventory using South Pasture, but recognize that inventory will be depleted as some of these other mines wind down. Also with our increased ownership of Miski Mayo, that will definitely have a positive impact on our rock balances.

So I would say, in the next six months, we'll have a more comprehensive look at not only how can we optimize rock supply against our system, but how can we increase our flexibility and minimize the capital required for that whole system.

Jonas Oxgaard:	OK. Thank you.

Operator:	Your next question comes from the line of Don Carson with Susquehanna.

Don Carson:
Thank you. Just a question on your outlook for the Phosphates cycle. You've made reference to, obviously, new capacity coming online from -- in Saudi Arabia, we've got Morocco, and you're taking actions to offset that. But the Chinese haven't cut production yet, they've just signed a deal with OCP, they import rocks. So how do you see Chinese production over the next few years? And what's your general view of where we are in the phosphate cycle?

Joc O’Rourke:
Thanks, Don. I'm going to turn that over to Mike to talk about that. But before I do that, let me say, we've made these plans irrespective of what we expect to see from China. So in other words, as you saw in the charts in the presentation, we think we've -- by taking the actions we've taken, the market will be constructive for the next few years irrespective of what China does or assuming China just stays where they are today. With that, I'll hand it over to Mike to give some color on the long-term S&D.

Mike Rahm:
All right. Thanks, Joc, and then good morning, Don. Yes, let me just -- I think we can trim it down in a fairly simple way. In 2018, we expect that global shipments will grow almost 2 percent or about 1.3 million tonnes. And with the idling of Plant City, if you look at our 10-K, that plant has produced about 1.5 million tonnes over the last three years or so.

So you have about a 2.8 million tonne hole to fill. And if you look at the new capacity that's scheduled to come on stream next year, we believe Ma’aden will probably produce 1.5 million to 2 million tonnes. And the fourth hub that comes up, probably, I think OCP has indicated, that will not come up until the first quarter. So call that 0.5 million to 750,000 tonnes, that gives you about 2 million to 2.75 million tonnes of potential new supply to fill that hole.

So I think in the best case, there will need to be a few more tonnes coming from the rest of the world. And our plan is to optimize operations, try to squeeze more tonnes out of our existing plants in Florida. So I think in short, we talked about -- this hopefully shifts the cycle forward or up about a year in terms of the overall supply and demand balance. With respect to China, I -- we certainly admit or recognize that we made an early call in China and jumped the gun a bit.

If you go back to our Analyst Day, we had talked about China exports this year dropping into the 7 million to 8 million tonne range. And clearly, we were early on that. And then part of that is due to the fact that demand has just been so good throughout the world, whether it's been in Pakistan, Indonesia or whatever. If I look at the Chinese customs statistics, there are some very, very impressive increases in Chinese exports to the major Asian markets.

But we do think that -- and Corrine can probably comment on some of the trends, we do think there will be significant structural changes that take place in China.

And over time, we think that industry is going to evolve into one that's a little bit smaller, that's going to be more profitable and operate at a higher more consistent rate. And the bottom line there in terms of our global, long-term supply and demand, we still think China needs to be an exporter or a supplier of probably 6 million to 8 million tonnes of high-analysis phosphate products to meet global demand.

Corrine Ricard:
I would just add, you made the comment about the rock import deal. And I think this is further evidence of a clear environmental policy that is happening in China, which will be part of contributing to the rationalization that, along with the very, very high-debt level, we're seeing the government being very stringent in their enforcement of their environmental rules, and it's impacting the nitrogen markets, and we believe that we will see it in the rock exports as well.

And don't forget, we've got a significant tax coming in 2018 related to environmental compliance, which should increase costs between $10 and $15 for the high-end of the nonintegrated producers, and so significant impact both on the cost curve. I think in the long term, we'll continue to see the rationalization we've been expecting.

Mike Rahm:
And just one thing I would add is that after the Saudi Arabian project comes on, there's very little new capacity in the pipeline. And we see the global operating rate trending upward over the next five years.

Operator:	Your next question comes from the line of Alexandre Falcao with HSBC.

Alexandre Falcao:
Hi. Good morning. Just wanted to get a little bit more color on the impact on closing down Florida. What's the impact exactly? Can you share with us a little bit on CapEx and on COGS per tonne on closing there, is that significant? What's the magnitude of that?

Joc O’Rourke:	Let me hand that straight over to Rich just to answer that question. He has the detail.

Rich Mack:
Yes. Alexandre, we would expect -- there's a number of different benefits that come as a result of idling of Plant City. In the short term, in the fourth quarter, we'll have a severance charge of somewhere in the vicinity of $20 million. And then we would expect that we will see cash savings in 2018 of roughly $40 million to $50 million, and that's comprised of capital, less capital spend, and it's also comprised of working our best assets in Florida harder and reducing our conversion costs.

Operator:	Your next question comes from the line of Michael Piken with Cleveland Research.

Michael Piken:
Yes, hi. I just wanted to touch base a little bit in terms of your expectations for the upcoming fall season in the U.S. I know the harvest has been a little bit late, but any sort of read on what type of expectations you have for applications this fall?

Joc O’Rourke:
Thanks, Michael. Yes. Absolutely, the fall seems to be coming a little bit late and people are still focused on harvest. But I'll hand it over to Mike and Corrine to talk a little bit about the fall season and how that's progressing.

Mike Rahm:
Yes. Good morning, Michael. Yes, as you know, the harvest is late this year. As of yesterday, I think 54 percent of the corn was in the bin versus five year average of about 72 percent. Soybean harvest, for all intents and purposes, is nearly complete at about 83 percent. So we're beginning -- as the soybeans are removed, it kind of opens things up for fall application for P&K.

And our expectations are still very good. When you look at 2018 new crop prices, in big round numbers, we're still looking at $4 corn, $10 soybeans and $5 wheat prices. And we do believe that farm economics remain constructive for P&K demand. And I think that's evident in terms of the interest that we've seen.

The other factor that I think, Rich mentioned in his comments is, it's just the fact that we've had tremendous harvest the last four years or so. And ergonomically, there is a need to replenish those soils. Given more moderate and stable P&K prices, we are seeing farmers step up to the plate and replenish some of those soil nutrient levels.

Corrine Ricard:
And while we've got a late harvest, we have seen some terrific fall seasons in these past years with big shipments happening really through December even. And so we're still looking forward to a strong fall.

Operator:	Your next question comes from the line of Ben Isaacson with Scotiabank.

Oliver Rowe:
Oliver Rowe on for Ben. Thanks for taking my question. Last week, Potash Corp. offered a healthy potash demand forecast for 2018 with the midpoint of 65 million tonnes. Do you have a consistent view? And could you share your thoughts on some of those key drivers, such as inventories, affordability or regional demand that's really driving it?

Joc O’Rourke:
Thanks, Oliver. I'm going to hand this pretty much straight over to Mike. But yes, we have a very constructive demand picture for potash over the next couple of years. And Mike could give you the details.

Mike Rahm:
Sure. Yes, I'd characterize demand in three ways. One, it's very strong. We're expecting, basically, a 3 percent growth. We're not -- over the next five years, we're not an outlier by any means. I think if you look at CRU forecast, they're at 3.3 percent CAGR for the next five years. So we're looking at strong growth.

The second characteristic we're looking at very broad-based growth. It's kind of like the OECD countries that are all showing positive economic growth for the first time in several years, kind of the same thing applies to potash. And thirdly, we're looking at less volatile demand growth. If you look at demand over the last six years, I think three years, it was up; three years, it was down. All of the growth took place in 2014. We think the next five years are going to be much more consistent in terms of growth.

As far as specific numbers go, our current point estimate for 2017, we think we'll end the year with shipments up 4.4 percent or 2.7 million tonnes. And that's certainly one of the key drivers of the improvement in prices that we've seen. For next year, we're projecting a point estimate of about 65.2 million tonnes. We're using a range of 64 million to 66 million tonnes in terms of where we think shipments will go next year.

Operator:	Your next question comes from the line of Jeff Zekauskas with JPMorgan.

Jeff Zekauskas:	Thanks very much. What are the cash costs of reducing expenses in Brazil by $275 million? And how much do you expect to lower your DAP MOP production in the U.S. net by the closing of Plant City? Is it more than 1 million tonnes or less than 1 million tonnes?

Joc O’Rourke:
Thanks, Jeff. If your question's what's the cost to implement, most of what we're doing in the first year or so is pretty low-cost. There might be some small capital and there'll obviously be some restructuring charges that we will incur. I'll hand that over to Rich to talk a little bit about what that might mean in terms of unit costs if that was your question.

And in terms of how much lower our U.S. production will be, Mike specified we will be closing in in the range of 1.5 million average tonnes per year. We can make up probably up to half of that over the next couple of years through our other operations if we run them harder. So I would say net-net, just under 1 million tonnes of production would be loss post-closure.

Rich Mack:
And Jeff, I guess I would just add, I -- we will provide more detail once we get the deal closed with respect to Vale Fertilizantes on a little bit more of a deep dive into some of the expense categories and numbers and costs to achieve. But as Joc noted, I think the vast proportion of the targeted $275 million savings by 2020 are going to relate to things that don't require a lot of investment.

I mean, certainly there will be severance costs related to any people impacts that could be associated with that, but when you start talking about the external spend categories, raw materials, chemicals, MRO supplies, logistics, energy, those are just aggregating our purchasing power, along with what is currently maintained by Vale Fertilizantes and harvesting a lot of savings that don't require any upfront capital or expenses associated with it.

And then similarly, when you start talking about debottlenecking operations or increasing wrench time, better asset utilization, again, this is our operating philosophy, in maximizing your per unit costs as much as possible and there will be some small capital expenditures that will be associated with that, but we do not believe that it's going to be significant. So more details to come in a few months.

Operator:	Your next question comes from the line of John Roberts with UBS.

John Roberts:	Thank you. The ammonia contract with CF is a cost-to-production basis, but you mentioned you're underwater currently. What's the mechanism for getting caught up?

Joc O’Rourke:	Let me hand that straight over to Rich to give you the details there, John.

Rich Mack:
Yes. John, it's going to -- it really depends what spot ammonia prices, where they're at. And as they fluctuate, our in the money or out of the money calculation is going to move. And so I would think of it as shared producer economics, not solely producer economics. And it's really tied to the movement in natural gas prices plus what spot ammonia prices are.

And today, yes, it's underwater, less so with some of the most recent ammonia price increases that we've seen in the last couple of weeks, but over time, we expect that there will be periods where we are in the money. And there will be periods where we're slightly out of the money.

Joc O’Rourke:
And just to give some specifics, I think today, we announced that the cost this quarter will be circa $330. Spot ammonia today are -- our last ammonia contract is $305. So they're almost identical right now.

Operator:	Your next question comes from the line of Joel Jackson with BMO Capital Markets.

Joel Jackson:
Hi, good morning. Let's talk a little bit about the Vale asset, talk about the challenge, the underperformance this year that you weren't so happy with and Vale's not so happy with. Can you help us unpack a little bit of -- some of the things that happened to the business this year? Like, what is sort of run rate EBITDA right now from your kind of guess is for the first nine months of the year?

And we know the business has done $11 million, $12 million. When you X out the unusual items, what do you think the business is running at? And when you speak of $125 million or so $100 million of improvements, cash flow improvements next year on that business, are you speaking off of the base of this year? Or what's the base you're writing that off of?

Joc O’Rourke:
OK. Thanks, Joel. Look, let me make a couple of general comments, and I'm going to hand it over to Rich for a little more detail. Some of the things that they've been faced with this year, not -- just unusuals, if you will. Today, they're ramping up what's called the Patrocinio mine while they're still running Araxa mine.

So they're actually running two mines inefficiently rather than running one. Once we get through that -- and there's been some permitting issues which has slowed the ramp-up of that beyond what Vale expected. Tapira, you're probably all aware, there's a big dam raise that has to happen and some permitting which has led to some inefficiencies over this year.

So there's a couple of things that are abnormal. And Rich mentioned a bunch more, and he'll go on to that again, but one of the things or the thing I would say is, Vale are a good mining company, but I think in some of the areas, because this is so small compared to their other operations, that it may have got less attention than it might have deserved. Rich, do you want to talk a little more about the details?

Rich Mack:
Sure. So Joel, just some context I would give. The 2017 has not been a good year at Vale Fertilizantes. This is an asset being held for sale. They -- their leadership, their principal leader and their Financial Executive, I think were gone in the April or May time horizon. And if you take a look at it historically, it's had a lot of volatility, there is no doubt about that.

There have been years in the last five or six years, a couple of years north of $500 million of EBITDA contribution. The low watermark in that period of time was probably in the $150 million or so range, and only one year did we see any sort of performance below $200 million in EBITDA.

We do not believe that there's anything structurally wrong, at least as best that we can tell from our vantage point today, and we have had a number of kind of interesting issues in 2017. FX is one. We can't control FX.

By the way, our numbers on the $275 million do not include any improvement from a financial perspective in terms of foreign currency, so we're not banking on that. But Joc noted, I think, the principal ones. They've had a number of production challenges, both on the chemical side of it and also in the mining side. Miski Mayo, we know that, that has flooded, that's a multiple millions of dollars.

There is incentive compensation base at this subsidiary based on the parent company's performance, which is tied to iron ore. That's a significant chunk of money that is influencing their financial performance this year. They've had a couple of fires that have had some downtime with respect to their operations.

And Joc talked about the transition from mining operations, which are inherently inefficient. And so our base would be -- we would say $300 million and normalized annual EBITDA should be what you see on a through-cycle basis, some years higher, some years lower. And the actions that we're taking, the Mosaic imprint on it should be on top of that base. I hope that's responsive to your question.

Operator:	Your next question comes from the line of Steve Byrne with Bank of America.

Steve Byrne:
Yes, thank you. I was curious as to your view as to how much of the shipment increases globally in P&K this year may have been led -- may have led to higher-channel inventory levels around the world. Or do you see it as being primarily a function of increased demand? And are you seeing much of this product flowing into the U.S. and in any particular areas in the U.S. that are increasingly competitive because of imported product?

Joc O’Rourke:	Thanks, Steve. I'm going to hand that straight over to Mike. That's a -- couple of prongs on that question. So are you ready for it?

Mike Rahm:
Sure. OK. Yes. Good morning, Steve. Good to talk to you. Yes. I think, in our view, most of it is going down on the farm. There may be a few delays in North America, in Brazil for a variety of reasons. But farm economics remained strong. On-farm demand remained strong. Maybe an example, in India, for example.

They just increased the minimum supported prices for most of their rabi crops. They took their price of wheat up from $250 a metric tonne to $267. I think that's a -- nearly 7 percent increase. At the same time, Indian farmer -- and that translates into wheat prices of about $7.27.

With the Indian farmers paying less than $100 for urea and low below market values for P&K, that is generating good on-farm demand. Now India has been slow to buy, and we think that inventories are getting pulled down at the farm level.

That's just one example. But I think, generally, given the strong agronomic and economic drivers that we've talked about, on-farm demand worldwide is good, and we don't see any particular increase in channel inventories worldwide. Corrine, do you have any comments?

Corrine Ricard:
No. I would agree. In fact, I think you actually see very tight inventories in India and some of these Asian markets that have had really strong demand and are unable at this point to even secure enough offers from some of these markets.

Operator:	Your next question comes from the line of Sandy Klugman with Vertical Research Partners.

Sandy Klugman:
Thank you. Good morning. Post the close of the Vale transaction, you mentioned that you'll have an option to run more Miski Mayo rock to your operations. Could you help us think about how this will impact your production costs, in particular, what are the relative economics of you shipping rock to Louisiana from Peru versus Florida?

Joc O’Rourke:
OK. Thanks, Sandy. I'll give you a short answer to this. As we said earlier, this whole rock strategy is probably, what I would call, still influx. We have been doing testing recently though to check how effectively we can use Miski Mayo rock, both in Louisiana at higher levels and in Florida as a blending material.

Miski Mayo rock to Florida from -- or to Louisiana from Peru is actually quite inexpensive because we bring it in as a backhaul from most of the exports from the U.S. Gulf. So it tends to be fairly inexpensive to ship product from Peru to Florida. As a matter of fact, I think it's cheaper to ship product from Peru to Louisiana than it is from Florida to Louisiana.

So in that sense, it's a more than legitimate source of product for us, particularly for Louisiana. But we'll give you a lot more detail on that as we get a better understanding of our overall rock needs, and particularly with Miski Mayo, what contracts do we have, what is the best use of that rock, compared to whether you sell it in the market or whether you use it for your own purposes.

Operator:	Your next question comes from the line of P.J. Juvekar with Citi.

Dan Jester:
Hey. Good morning, everyone. It's Dan Jester on for P.J. Just taking a look at your shipment forecast for 2018 for China, it looks like shipments for both phosphates and potash are going to be below 2015. And I think that's the only region in the world which that's the case.

So if you kind of a step back, can you walk us through what your sort of longer-term growth outlook for fertilizer shipment in China looks like? And maybe touch a bit on some of the supported policy comments from the government that you slide during the presentation. Thanks.

Joc O’Rourke:
OK, Dan. Obviously, I'm going to hand this fairly quickly over to Mike. But as Mike said, the growth in shipments are very broad-based. It's not one country anymore. It's a number of countries that seemed to be increasing their demand and improving their agriculture.

Mike Rahm:
Right. Yes. Thanks, Joc, and good morning, Dan. Let me just say, at the onset our demand forecast for China did not take into account any of the recent developments related to biofuels. And I think that's a big uncertainty that we continue to examine. If they develop as much biofuels capacity as they have indicated, I think that's a bit of a game-changer in terms of demand.

So let's put that aside and just look at how we see demand evolving. In the case -- and in the 2 different situations in our view, we're projecting, I mentioned, 3 percent compound annual growth rates for potash. And we think China will be among the leaders of the pack because China still does not use enough potash relative to nitrogen and phosphate.

So as they attempt to achieve better nutrient balance improvement in nutrient use efficiency, expanding their production of oil seeds as well as feed grains, we think there's upside in terms of Chinese phosphate demand -- or potash demand. And in fact, we have that growing essentially, I think, it's in that 2 percent to 3 percent range.

In the case of phosphate, we think it maybe a little bit different in the sense that China has developed a big phosphate industry, they use a lot of phosphate. And as a result, we have a bit flatter outlook for phosphate demand in China. As I said, if there's a biofuels development, that all could change. And certainly, with higher-support prices for various crops and whatnot, that could happen. So that's -- China is a good growth engine for potash. We think it's a very big stable force for phosphate long term.

Operator:	Your next question comes from the line of Christopher Parkinson with Credit Suisse.

Christopher Parkinson:
Great. Thank you. Can you just comment on just your general global strategy for exports? It appears you'll be servicing Central Asia more indirectly from Ma’aden. But can you comment on what you're seeing in Latin America, especially Argentina, Uruguay? And whether or not you're seeing an increase in competition from Russia and/or Morocco, and your expectations for '18?

Joc O’Rourke:
Thanks, Chris. Yes, absolutely. As per our announcements, we think that Ma’aden have a substantial competitive advantage because of freight into India and Asia, which is why we are focusing our Florida production into Central America, South America and North America where it has a competitive freight advantage. So I'm going to let Corrine talk a little bit about how those develop but our -- and our export strategy.

Corrine Ricard:
Sure. As Joc mentioned, our Asian markets will probably be best served from our joint venture in Saudi Arabia rather than shipping all the way out of Florida. We do expect -- our freight advantages are largely in the Americas. And while there is a lot of competition there, it's a market that lots of our competitors are -- like to hit as well. It is a primary freight advantage for us, and so we'll be focusing pretty heavily on the Americas in our forward export strategy.

Joc O’Rourke:
And let me say, that while those will be the focus, clearly, we -- because we have such a good geographic diversity now with production in Brazil, production in North America and production in Saudi, we can arbitrage those markets as we see fit. So that doesn't mean it's an absolute that we will only ship to Asia from Ma’aden, we may well still ship from the U.S. if that makes sense and if those markets are slower. So it really gives us a strategic advantage around the world. This is our last question here, please.

Operator:	Your final question comes from the line of Tyler Etten with Piper Jaffray.

Tyler Etten:
Hey guys, thanks for getting me in the queue, here. I was wondering if you could just talk about the Brazilian markets. A lot of ag companies are talking about declining farmer confidence because of the macro issues and political issues. Just wondering what you're seeing down there and how you're thinking about that market as we go into 2018.

Joc O’Rourke:
Thanks, Tyler. I'll let Mike and Corrine talk about this as well. But let me say, I was just in Brazil last week going through, and my own view is, there is very high confidence in the long-term opportunities for agriculture in Brazil.

Through all the turmoil in Brazil, agriculture seems to be the one sector that has been relatively insulated and unaffected. We believe there's great opportunity for growth there. The farmer margins are still strong. And from our perspective, at least in the markets we sell, the confidence is still strong. Corrine, do you want to add to anything to that? Or Mike?

Mike Rahm:
I would just say, in terms of a five year demand projections, Brazil was near the top of the pack. We would expect growth rates to continue in that 3 percent to 4 percent range or better. I think all of the trends that are in place now, we fully expect to continue. Just to throw out some numbers right now, I think the real closed yesterday at $3.29. The March soybean contract closed at $9.95, that's $32 -- or almost BRL 33 per a portion of soybeans.

If you go back and take a look at an average since 2010, that's been $28, and even the average since 2013, has been $32. So swing in economics despite all of this noise in the market is as strong as it's ever been. So we think that, that will continue to drive expansions in soybean area and every hectare that's brought into production is equal to about a half tonne of nutrients. So no, we don't -- we haven't changed our view at all in terms of the potential strength of the Brazilian market.

Joc O’Rourke:
So let me close here today by saying Mosaic continues to use its leadership position to make the right moves for the long-term strength of the company. We intend to be the most competitive we can be in any market going forward. So with that, thank you very much for your time and your questions. Have a great Halloween.

Operator:	Ladies and gentlemen, this concludes The Mosaic Company's third quarter 2017 earnings conference call. You may now disconnect.

END

Historical Adjusted EBITDA information regarding the Vale Fertilizantes S.A. business is included in the presentation dated December 19, 2016, available at www.mosaicco.com under the Investors tab, under “News & Presentations.”